UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 14, 2011

APPLIED NATURAL GAS FUELS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-29735	88-0350286
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

31111 Agoura Road, Suite 208
Westlake Village, CA 91361
(Address of principal executive offices) (Zip Code)

818-450-3650
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to Form 8-K is being filed to amend information contained in our original Form 8-K filed on January 21, 2011 (the “Original Filing”), in particular, to reflect that our new director was appointed by Castlerigg PNG Investments, LLC. This Amendment No. 1 amends and supersedes the Original Filing.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2011, Liberatore Iannarone resigned his position as a director of Applied Natural Gas Fuels, Inc. (the “Company,” “we” or “us”). Mr. Iannarone’s resignation was not a result of any disagreement with us over policies, practices, or procedures.

Effective January 21, 2011, Shreyas Gupta was appointed to serve as a director of the Company until his successor is duly appointed and qualified. Mr. Gupta was appointed by Castlerigg PNG Investments, LLC (“Castlerigg”), the beneficial owner of 26.5% of the Company’s outstanding common stock, pursuant to its right to appoint a director under the Shareholders’ Agreement, dated March 24, 2010, between the Company, Castlerigg, and Fourth Third, LLC.

Mr. Gupta has served as a senior analyst at Sandell Asset Management Corp. (“Sandell”), an affiliate of Castlerigg, since 2007. Prior to Sandell, from 2006 to 2007, Mr. Gupta served as an analyst at Barington Capital Group. From 2003 to 2006, Mr. Gupta was an investment analyst at Third Avenue Management, managing both public and private investments across the capital structure. Prior to Third Avenue Management, Mr. Gupta held other positions within the financial services industry. Mr. Gupta graduated with a B.S. in Economics from the Wharton School of Business, University of Pennsylvania, and a Masters in Business Administration from Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Natural Gas Fuels, Inc.
Date: January 25, 2011	By:	/s/ Cem Hacioglu
Cem Hacioglu
Chief Executive Officer